Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, Form 1-K, or Form 1-K/A of our report dated July 2, 2024, with respect to our audit on the consolidated financial statements of Skybound Holdings LLC and subsidiaries as of and for the years ended December 31, 2023 and 2022.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

July 2, 2024